EXHIBIT 10.1
EXECUTION COPY
AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT
          AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 15, 2007 (this “Amendment”) among CRICKET COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (“Holdings”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
          PRELIMINARY STATEMENTS:
          (1) Holdings, the Borrower, the Lenders and the Administrative Agent have entered into an Amended and Restated Credit Agreement dated as of June 16, 2006 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.
          (2) The Borrower desires to refinance, substitute and replace and convert all outstanding Term B Loans under the Credit Agreement (the “Existing Term B Loans”) with and into a new class of Term B Loans (as further described in the amendments set forth in Section 1 below, the “Term B1 Loans”) having substantially identical terms with, and having the same rights and obligations under the Loan Documents as, the Existing Term B Loans, except as provided in the amendments set forth in Section 1 below; it being understood that Goldman Sachs Credit Partners L.P. as sole and exclusive lead arranger and bookrunning manager of the Term B1 Loans (in such capacity, the “Arranger”) and the Administrative Agent shall arrange and allocate any assignments to effectuate such refinancing, substitution and replacement and conversion and the Administrative Agent or any of its Affiliates may (but shall not be required to), in order to better effectuate such assignments, acquire Existing Term B Loans itself for further assignment to other Lenders or Eligible Assignees.
          (3) The Borrower has requested that each Term B Lender holding Existing Term B Loans (each, an “Existing Term B Lender”) make commitments to provide Term B1 Loans (any Term B Lender that executes and delivers this Amendment and makes such a commitment, a “Continuing Term B Lender”; and, any Term B Lender that does not execute and deliver this Amendment or make such a commitment, an “Exiting Term B Lender”) in an amount equal to the aggregate principal amount of the Existing Term B Loans held by it immediately prior to the First Amendment Effective Date (as defined below) and that Eligible Assignees make commitments to provide Term B1 Loans (such Eligible Assignees, “Additional Term B1 Lenders”, and together with the Continuing Term B Lenders, the “Term B1 Lenders”) to the extent that any Existing Term B Lender does not become a Continuing Term B Lender, and the commitment of each such Lender to provide Term B1 Loans shall be set forth on Schedule 2.01 attached hereto (as further described in the amendments set forth in Section 1 below, its “Term B1 Commitment”).

          (4) Upon the occurrence of the First Amendment Effective Date, each Continuing Term B Lender will exchange and convert an aggregate principal amount of the Existing Term B Loans held by it immediately prior to the First Amendment Effective Date (the “Exchanged Term B Loans”) for and into a like principal amount in Dollars of Term B1 Loans (such portion of the Term B1 Loans, the “Converted Term B1 Loans”); it being understood and agreed that the Converted Term B1 Loans are in exchange, substitution and replacement for, but not in payment or satisfaction of, the Exchanged Term B Loans.
          (5) In addition, each Term B1 Lender severally agrees to make Term B1 Loans to the Borrower on the First Amendment Effective Date to the extent its Term B1 Commitment exceeds the aggregate amount of its Converted Term B1 Loans (if any) and any Existing Term B Loans assigned (or to be assigned concurrently therewith) to it from any Exiting Term B Lender, in an aggregate principal amount equal to such excess and the proceeds of such Term B1 Loans (such portion of the Term B1 Loans, the “Funded Term B1 Loans”) will be used by the Borrower to refinance in full the unassigned outstanding principal amount of all Existing Term B Loans held by any Exiting Term B Lender that failed to assign all of its Existing Term B Loans to Term B1 Lenders pursuant to one or more Assignment and Assumption.
          (6) The Interest Periods applicable to the Exchanged Term B Loans immediately prior to the First Amendment Effective Date shall continue to apply to the Converted Term B1 Loans, but (a) no accrued but unpaid interest on the Exchanged Term B Loans shall be payable on the First Amendment Effective Date and no amounts under Section 3.05 of the Credit Agreement in connection with such exchange and conversion shall be payable, and (b) all accrued but unpaid interest in respect of the Exchanged Term B Loans to the First Amendment Effective Date shall be payable on the Interest Payment Date on which such interest would otherwise have been payable.
          (7) If, and to the extent that, any Funded Term B1 Loans are made on the First Amendment Effective Date, the Type, any applicable Interest Periods and the amount of each Type applicable to the Existing Term B Loans refinanced with the proceeds of Funded Term B1 Loans immediately prior to the First Amendment Effective Date shall continue to apply on a ratable basis to the Funded Term B1 Loans as set forth in this Amendment.
          (8) The Borrower has requested that the Lenders amend the Credit Agreement to (a) effect the exchange, conversion, refinancing, substitution and replacement of the Existing Term B Loans and (b) make other amendments to the Credit Agreement as set forth below.
          (9) The Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below.
          (10) NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

          SECTION 1. Amendments to Credit Agreement. Upon, and subject to, the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:
          (a) Section 1.01 of the Credit Agreement is amended by adding in the appropriate alphabetical order the following new definitions.
     “2006 Indenture” means the Indenture, dated as of October 23, 2006, by and among the Borrower, certain of its Subsidiaries and Wells Fargo Bank, N.A., as trustee, in respect of the Borrower’s 9.375% senior notes due 2014.
     “Exchanged Term B Loans” has the meaning specified in Section 2.01(a)(ii).
     “Existing Term B Lender” has the meaning specified in the Preliminary Statements of the First Amendment.
     “Existing Term B Loans” has the meaning specified in the Preliminary Statements of the First Amendment.
     “First Amendment” means Amendment No. 1 to this Agreement, dated as of March 15, 2007, among the Borrower, Holdings, Bank of America, N.A., as Administrative Agent and the Lenders party thereto.
     “First Amendment Effective Date” has the meaning specified in the First Amendment.
     “Insurance Subsidiary” means a wholly-owned Subsidiary of Holdings organized under the laws of one of the states of the United States that is engaged in the business of providing insurance, reinsurance and related services, products and activities with respect to telecommunications equipment, property or services, provided that any such services, products and activities provided to Qualified Designated Entities and Joint Venture Entities shall be only with respect to handsets and related equipment owned by retail customers of such Qualified Designated Entities and Joint Venture Entities.
     “Procurement Subsidiary” means a wholly-owned Subsidiary of Holdings that is engaged in the business of purchasing, leasing, licensing or otherwise acquiring telecommunications equipment, software, products and services from third parties and selling, transferring, licensing, leasing or otherwise Disposing of such equipment, software, products and services to Holdings and its Subsidiaries, in each case, in the ordinary course of business.
     “Repricing Transaction” means the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional Term B Loans or new or additional Term B1 Loans under this Agreement) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Facilities (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term B1 Loans, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term B1 Loans.
     “Term B1 Borrowing” means a borrowing pursuant to Section 2.01(a)(ii) or (iii) consisting of simultaneous Term B1 Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period as the Exchanged Term B Loans, made by the Term B1 Lenders.
     “Term B1 Commitment” means, as to each Term B1 Lender at any time, its obligation to exchange and convert Existing Term B Loans for and into Term B1 Loans and to make Term B1 Loans on the First Amendment Effective Date to the Borrower pursuant to Section 2.01(a)(ii) or (iii), as applicable, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B1 Lender’s name on Schedule 2.01 attached to the First Amendment under the caption “Total Term B1 Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all Term B1 Lenders shall be $895,500,000 on the First Amendment Effective Date.
     “Term B1 Facility” means, at any time, (a) prior to initial making of Term B1 Loans, the aggregate Term B1 Commitments of all Term B1 Lenders at such time, and (b) thereafter, the aggregate principal amount of Term B1 Loans of all Term B1 Lenders at such time, as the same may be increased in accordance with Section 2.13.
     “Term B1 Lender” means, at any time, (i) on or prior to the First Amendment Effective Date, any Lender that has a Term B1 Commitment at such time and (ii) at any time after the First Amendment Effective Date, any Lender that holds Term B1 Loans at such time.
     “Term B1 Loan” means (a) an advance made by any Term B1 Lender in exchange for Existing Term B Loans pursuant to Section 2.01(a)(ii) or (b) an advance made by any Term B1 Lender under the Term B1 Facility made pursuant to Section 2.01(a)(iii).
     “Term B1 Note” means a promissory note of the Borrower payable in favor of a Term B1 Lender, in substantially the form of Exhibit A to the First Amendment, evidencing the indebtedness of the Borrower to such Term B1 Lender resulting from the Term B1 Loans made or held by such Term B1 Lender.
          (b) Section 1.01 of the Credit Agreement is further amended as follows:
          (i) By amending and restating in full the table in clause (a) of the definition of “Applicable Rate” to read as follows:

Rating	Eurodollar Rate	Base Rate
B2 (stable outlook) or better by Moody’s and B — (stable outlook) or better by S&P	2.00%	1.00%

Otherwise	2.25%	1.25%
          (ii) By amending and restating in full the definition of “Cash Equivalents” to read as follows:
          “Cash Equivalents” means:
          (1) United States dollars;
          (2) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), having maturities of not more than two years of the date of acquisition thereof;
          (3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;
          (4) commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated P-1 or better from Moody’s or A-1 or better from S&P and in each case with maturities of not more than 270 days from the date of acquisition thereof;
          (5) securities with final maturities of not more than two years from the date of acquisition thereof issued or fully guaranteed by any state, territory or municipality of the United States of America or by any political subdivision, taxing authority, agency or instrumentality thereof and rated at least A by S&P or A by Moody’s;
          (6) insured demand deposits made in the ordinary course of business and consistent with the Parent’s or its Subsidiaries’ customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof;

          (7) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
          (8) auction rate notes with a maximum time between interest rate resets of 35 days and a rating of at least AAA by S&P or AAA by Moody’s; and
          (9) investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (2) through (8) of this definition.
          (iii) By amending and restating in full the definition of “Fee Letters” to read as follows:
     “Fee Letters” means, collectively, (a) the letter agreement, dated May 10, 2006, among Holdings, the Borrower, Bank of America and BAS, (b) the letter agreement dated May 10, 2006 among Holdings, the Borrower and GSCP and (c) the letter agreement, dated February 28, 2007, among Holdings, the Borrower and GSCP.
          (iv) By amending and restating in full the definition of “Joint Lead Arrangers” to read as follows:
     “Joint Lead Arrangers” means, (a) with respect to the Facilities in existence prior to the First Amendment Effective Date, BAS and GSCP collectively in their capacities as Joint Lead Arrangers for such Facilities, and (b) with respect to the Term B1 Facility, GSCP in its capacity as Arranger of the Term B1 Facility.
          (v) By inserting at the end of the definition of “Guarantors” the phrase “(excluding, for the avoidance of doubt, any Insurance Subsidiary)”.
          (vi) By amending the definition of “Investment” by inserting before the phrase “a Qualified Designated Entity” in each place where it appears therein the phrase “Insurance Subsidiaries,”.
          (vii) By inserting at the end of the definition of “Loan Parties” the phrase “(excluding, for the avoidance of doubt, any Insurance Subsidiary)”.
          (viii) By amending the definition of “Permitted Guarantees” by inserting before the phrase “Joint Venture Entities” the phrase “Insurance Subsidiaries,”.
          (c) Section 1.02 of the Credit Agreement is hereby amended by adding at the end thereof the following new subsection (d):
     “(d) On and after the First Amendment Effective Date, (i) the definitions of “Term B Loan”, “Term B Lender”, Term B Borrowing”, “Term B Commitment”, “Term B Note” and “Term B Facility” shall be deemed deleted, (ii) all references to “Term B Loan”, “Term B Lender”, “Term B Borrowing”, “Term B Commitment”, “Term B Note”

and “Term B Facility” shall be deemed to be references to “Term B1 Loan”, “Term B1 Lender”, “Term B1 Borrowing”, “Term B1 Commitment”, “Term B1 Note” and “Term B1 Facility”, respectively and (iii) all Term B1 Loans shall have the same terms, rights and benefits as the Term B Loans immediately prior to the First Amendment Effective Date under the Loan Documents, except as modified by the First Amendment.”
          (d) Section 2.01(a) of the Credit Agreement is hereby amended in full to read as follows:
     “(a)(i) Existing Term B Loans. On the Closing Date, the Existing Term B Lenders made Existing Term B Loans to the Borrower pursuant to Section 2.01(a) of this Agreement as in effect on the Closing date.
     (ii) Term B1 Exchange. With respect to each Term B1 Lender that has Existing Term B Loans and a corresponding Term B1 Commitment, such Term B1 Lender severally agrees to exchange and convert on the First Amendment Effective Date an aggregate principal amount of the Existing Term B Loans (“Exchanged Term B Loans”) held by it immediately prior to the First Amendment Effective Date for and into a like principal amount in Dollars of Term B1 Loans.
     (iii) Term B1 Borrowings. Each Term B1 Lender severally agrees to make Term B1 Loans in Dollars to the Borrower on the First Amendment Effective Date in a principal amount equal to the excess of (A) its Term B1 Commitment over (B) the aggregate principal amount of its Exchanged Term B Loans, if any. The Borrower shall refinance all Existing Term B Loans that are not Exchanged Term B Loans with the gross proceeds of such Term B1 Loans.”
          (e) The fifth sentence of Section 2.04(a) of the Credit Agreement is amended in full to read as follows:
     “Any prepayment of any Term B1 Loans shall be accompanied by such prepayment premium as is applicable under Section 2.08(b)(iii) and any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.”
          (f) Section 2.06(a) of the Credit Agreement is hereby amended in full to read as follows:
     “2.06 Repayment of Loans. (a) Term B1 Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B1 Lenders the aggregate principal amount of all Term B1 Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or increased as a result of any increase in the amount of Term B1 Loans pursuant to Section 2.13 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Term B1 Loans made as of the Closing Date)):

March 31, 2007	$2,250,000
June 30, 2007	$2,250,000
September 30, 2007	$2,250,000
December 31, 2007	$2,250,000
March 31, 2008	$2,250,000
June 30, 2008	$2,250,000
September 30, 2008	$2,250,000
December 31, 2008	$2,250,000
March 31, 2009	$2,250,000
June 30, 2009	$2,250,000
September 30, 2009	$2,250,000
December 31, 2009	$2,250,000
March 31, 2010	$2,250,000
June 30, 2010	$2,250,000
September 30, 2010	$2,250,000
December 31, 2010	$2,250,000
March 31, 2011	$2,250,000
June 30, 2011	$2,250,000
September 30, 2011	$2,250,000
December 31, 2011	$2,250,000
March 31, 2012	$2,250,000
June 30, 2012	$2,250,000
September 30, 2012	$211,500,000
December 31, 2012	$211,500,000
March 31, 2013	$211,500,000
Maturity Date	$211,500,000
provided, however, that the final principal repayment installment of the Term B1 Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term B1 Loans outstanding on such date.”
          (g) Section 2.07(a) of the Credit Agreement is hereby amended by (i) relettering clauses (i) and (ii) thereof as clauses (A) and (B), (ii) designating the text of Section 2.07(a) as clause (i) under Section 2.07(a), and (iii) adding at the end thereof the following new clause (ii):
          “(ii) With respect to,
     (A) Exchanged Term B Loans, (1) no accrued but unpaid interest shall be payable on the First Amendment Effective Date, (2) no amounts shall be payable under Section 3.05 of the Credit Agreement in connection with the exchange and conversion thereof, (3) from and after the First Amendment Effective Date, no further interest shall accrue on any Exchanged Term B Loans, and (4) all accrued but unpaid interest thereon shall be payable on the Interest Payment Date on which such interest would otherwise have been payable;

     (B) Term B1 Loans received pursuant to Section 2.01(a)(ii), from and after the First Amendment Effective Date, (1) the amount and Types of such Term B1 Loans shall correspond on a ratable basis to the amounts and Types of the Exchanged Term B Loans for which such Term B1 Loans were received and if such Types were Eurodollar Loans, the Eurodollar Rates, Interest Periods and Interest Payment Dates applicable to the Exchanged Term B Loans for which such Term B1 Loans were received shall continue to apply on a ratable basis to such Term B1 Loans in the same corresponding amounts, proportions and terms, and (2) interest shall accrue on such Term B1 Loans on the foregoing basis (giving effect on and after the First Amendment Effective Date to the amendment of the definition of “Applicable Rate”) and be payable with respect to each Type of Term B1 Loan on such Interest Payment Dates as interest would have been payable on the corresponding Type of Exchanged Term B Loan; and
     (C) Term B1 Loans made pursuant to Section 2.01(a)(iii), from and after the First Amendment Effective Date, each of the Borrower, the Administrative Agent and each Term B1 Lender making such Term B1 Loans agrees, that notwithstanding anything to the contrary in this Article II, interest shall accrue on the same basis as the Existing Term B Loans refinanced with the proceeds of such Term B1 Loans as follows: (1) the amounts and Types of such Term B1 Loans shall correspond on a ratable basis to the amounts and Types of the Existing Term B Loans refinanced by such Term B1 Loans, (2) if such Types were Eurodollar Rate Loans, the Eurodollar Rates, Interest Periods and Interest Payment Dates applicable to the Existing Term B Loans refinanced by such Term B1 Loans shall continue to apply on a ratable basis to such Term B1 Loans in the same corresponding amounts, proportions and terms as if such Eurodollar Rate Loans had been made by matching deposits or other borrowings in the London interbank dollar market in the corresponding amounts, proportions and Interest Periods on the respective dates on which each Eurodollar Rate Loan so refinanced was originally made, and (3) interest shall accrue only from and after the First Amendment Effective Date on such Term B1 Loans on the foregoing basis (giving effect on and after the First Amendment Effective Date to the amendment of the definition of “Applicable Rate”) and be payable on the applicable Interest Payment Dates on the foregoing basis.”
          (h) Section 2.08(b) of the Credit Agreement is hereby amended by adding at the end of clause (ii) the following new clause (iii):
     “(iii) If the Borrower makes a prepayment of any Term B1 Loans pursuant to Section 2.04(a) or Section 2.04(b)(iii) prior to the first anniversary of the First Amendment Effective Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the Term B1 Lenders, a prepayment premium in an amount equal to 1.00% of the principal amount prepaid.”
          (i) Section 2.13(a) of the Credit Agreement is amended by deleting therefrom the phrase: “by an amount (for all such requests) not exceeding $400,000,000”.
          (j) Schedule 5.06 to the Credit Agreement is amended and restated in its entirety to read as Schedule 5.06 attached hereto.

          (k) Section 6.11 of the Credit Agreement is hereby amended by adding at the end thereof the following new sentence:
“The Term B1 Loans shall be used solely to refinance and replace the aggregate principal amount of the Existing Term B Loans in full.”
          (l) The first clause of Section 6.12 of the Credit Agreement is amended by replacing “(other than a Disqualified Subsidiary)” with “(other than a Disqualified Subsidiary or an Insurance Subsidiary)”.
          (m) Section 6.12(c) of the Credit Agreement is hereby amended by (i) replacing “Subsidiaries” with “Subsidiaries (other than an Insurance Subsidiary)” in subsection (i), (ii) inserting “other than an Insurance Subsidiary and” before “other than, to the extent that material adverse tax consequences” in subsections (ii) and (iii), and (iii) replacing “Subsidiaries” with “Subsidiaries (other than an Insurance Subsidiary)” in subsection (v).
          (n) Section 6.17 of the Credit Agreement is hereby amended by replacing “for a period of no less than two years” with “for an initial period of not less than the lesser of (A) two years, and (B) the period from the execution of such Swap Contract through and including the Maturity Date in respect of the Term B1 Facility”.
          (o) Section 6.21 of the Credit Agreement is hereby amended by (i) inserting after the phrase “Qualified Designated Entity” in each place where it appears therein the phrase “or Insurance Subsidiary” and (ii) inserting at the end of such Section 6.21 the following sentence: “References in this Section 6.21 to a “Subsidiary” of Holdings shall be deemed to exclude any Insurance Subsidiary.”.
          (p) The introductory clause of Article VII is hereby amended by inserting “or an Insurance Subsidiary” after “Disqualified Subsidiary” in the last line thereof.
          (q) Add a new Section 7.03(p) as follows:
     “(p) Investments or obligations to make Investments (excluding Guarantees or assumptions of Indebtedness) by Holdings or its Subsidiaries in Insurance Subsidiaries not to exceed $60,000,000 in the aggregate during the term of this Agreement plus the sum of any and all amounts paid by any Insurance Subsidiary to Holdings or its Subsidiaries as a dividend or distribution.”
          (r) Section 7.12(a) of the Credit Agreement is hereby amended in full to read as follows:
          “(a) Amend any of its Organization Documents in a manner materially adverse to the Lenders, other than any amendments of the Organization Documents of an Insurance Subsidiary to the extent required by applicable Laws.”
          (s) Section 7.13 of the Credit Agreement is hereby amended by inserting “or, with respect to an Insurance Subsidiary, as required by applicable Laws” after “except as required or permitted by GAAP,”.

          (t) Section 7.15 of the Credit Agreement is hereby amended in full to read as follows:
          “7.15 Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, except that (i) any Procurement Subsidiary may be organized as a general or limited partnership or joint venture and (ii) any Loan Party may become a general or limited partner in any Procurement Subsidiary.”
          (u) Section 7.17 of the Credit Agreement is hereby amended by replacing “Section 7.03(c) or (k)” with “Section 7.03(c), (k) or (p)”.
          (v) Add a new Section 7.20 as follows:
          “7.20 Insurance Subsidiaries. Not permit any Insurance Subsidiary to engage in any activity other than providing insurance, reinsurance and related services, products and activities with respect to telecommunications equipment, property or services and activities incidental thereto (limited, in the case of any such services, products and activities provided to Qualified Designated Entities and Joint Venture Entities, to services, products and activities with respect to handsets and related equipment owned by retail customers of such Qualified Designated Entities and Joint Venture Entities).”
          (w) The introductory portion of clause (i) prior to the commencement of subclause “(A)” of Section 8.01(e) of the Credit Agreement is amended in full to read as follows:
          “(i) Any Loan Party or any of its Subsidiaries (other than any Insurance Subsidiary, unless at such time such Insurance Subsidiary constitutes a “Restricted Subsidiary” and a “Significant Subsidiary” under the 2006 Indenture or any similar agreement entered into after the First Amendment Effective Date)”.
          (x) Section 8.01(f) of the Credit Agreement is hereby amended by replacing “Subsidiaries” in the first line thereof with “Subsidiaries (other than any Insurance Subsidiary, unless at such time such Insurance Subsidiary constitutes a “Subsidiary Guarantor” or a “Significant Subsidiary” under the 2006 Indenture or any similar agreement entered into after the First Amendment Effective Date)”.
          (y) Section 8.01(g) of the Credit Agreement is hereby amended by replacing “Subsidiaries” in the second line thereof with “Subsidiaries (other than any Insurance Subsidiary, unless at such time such Insurance Subsidiary constitutes a “Subsidiary Guarantor” or a “Significant Subsidiary” under the 2006 Indenture or any similar agreement entered into after the First Amendment Effective Date)”.
          (z) Section 8.01(h) of the Credit Agreement is hereby amended by replacing “Subsidiaries” in the second line thereof with “Subsidiaries (other than any Insurance Subsidiary, unless at such time such Insurance Subsidiary constitutes a “Restricted Subsidiary” and a “Significant Subsidiary” under the 2006 Indenture or any similar agreement entered into after the First Amendment Effective Date)”.

          SECTION 2. Consent. Each Continuing Lender hereby consents, notwithstanding any provision of the Credit Agreement, to the consummation of the transactions contemplated by this Amendment, including, without limitation, the payment in full of amounts owing to each Exiting Term B Lender as provided in this Amendment.
          SECTION 3. Conditions of Effectiveness of Amendments. This Amendment and the amendments to the Credit Agreement set forth herein shall become effective on the date (the “First Amendment Effective Date”) when each of the conditions set forth in this Section 2 shall have been satisfied:
          (a) Execution of Counterparts. The Administrative Agent shall have received counterparts of (i) this Amendment executed by (A) the Borrower and Holdings, (B) the Administrative Agent, (C) the Required Lenders and the Required Term B Lenders and (D) Term B1 Lenders providing Term B1 Commitments in an aggregate amount equal to the outstanding aggregate principal amount of Existing Term B Loans or, as to any of the foregoing parties, advice satisfactory to the Administrative Agent that each of the foregoing parties has executed this Amendment and, if applicable, provided such Term B1 Commitments and (ii) the consent attached hereto (the “Consent”) executed by each Guarantor.
          (b) Payment of Fees and Expenses. The Borrower shall have paid (i) all fees due to GSCP under the letter agreement date as of February 28, 2007, (ii) all fees and expenses (including the reasonable fees and expenses of Shearman & Sterling LLP) incurred by the Arranger and the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment (including, without limitation, in connection with any due diligence and the syndication of the Term B1 Loans) or otherwise required to be paid in connection with this Amendment and (iii) all other fees and expenses required to be paid under the Loan Documents and remaining outstanding on or prior to the date of this Amendment (including fees and expenses of Shearman & Sterling LLP), in each case for which the invoice for such fees and expenses shall have been presented to the Borrower.
          (c) Certain Exiting Lenders. The Borrower shall have paid to each of the Exiting Term B Lenders, if any, that failed to execute and deliver one or more Assignment and Assumptions in order to assign its Existing Term B Loans to a Continuing Lender or a Term B1 Lender an amount equal to the aggregate outstanding principal amount of such Existing Term B Loans from the proceeds of Funded Term B1 Loans together with all accrued but unpaid interest to the First Amendment Effective Date on such Existing Term B Loans and any other amounts payable in connection therewith under the Loan Documents.
          (d) Resolutions. The Administrative Agent shall have received certified copies of (i) the resolutions of the Board of Directors of (A) Holdings and the Borrower evidencing approval of this Amendment and all matters and transactions contemplated hereby and (B) each Guarantor evidencing approval of the Consent and the matters and transactions contemplated hereby and thereby and (ii) all documents evidencing other necessary corporate action and governmental and other material third party approvals and consents, if any, with respect to this Amendment, the Consent and the matters and transactions contemplated hereby and thereby.

          (e) Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or another Responsible Officer) of Holdings, the Borrower and each other Loan Party certifying (i) the names and true signatures of the officers of Holdings, the Borrower and such other Loan Party authorized to sign this Amendment and the Consent and the other documents to be delivered hereunder and thereunder, (ii) that no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any third party to any agreements and instruments of any Loan Party, is required for the due execution, delivery or performance by the Loan Parties of this Amendment and the Consent, (iii) the representations and warranties contained in Section 4 of this Amendment are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and (iv) no Default has occurred and is continuing or would result from this Amendment and the matters and transactions contemplated hereby.
          (f) Legal Opinions. An opinion of Latham & Watkins LLP, counsel for certain of the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form attached as Exhibit B hereto, and an opinion of Boult, Cummings, Conners & Berry, PLC, counsel for certain of the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form attached as Exhibit C hereto.
          (g) Legal Details, Etc. All documents executed or submitted pursuant hereto or contemplated hereby shall be reasonably satisfactory in form and substance to the Arranger, the Administrative Agent and Shearman & Sterling LLP, as counsel to the Arranger and the Administrative Agent.
          (h) Conditions to Credit Extensions. All conditions precedent set forth in Section 4.02 of the Credit Agreement shall have been satisfied.
          SECTION 4. Representations and Warranties. Each of Holdings and the Borrower represents and warrants as follows:
          (a) The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Credit Agreement), or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(A), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
          (b) This Amendment and the Consent have been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each of this Amendment and the Consent and each Loan Document after giving effect to the amendments herein constitutes a legal, valid and binding obligation of each Loan Party that is party hereto or thereto, as applicable, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.
          (c) No Default has occurred and is continuing or will occur as a result of the transactions contemplated by this Amendment.
          (d) Each of the representations and warranties of each Loan Party contained in Article V of the Credit Agreement (except for Section 5.05(b), which is not applicable, and except that the reference in Section 5.05(a) shall refer to the financial statements as of December 31, 2006, and except that the reference in Section 5.06 to Schedule 5.06 shall refer to Schedule 5.06 as amended by this Amendment) and each other Loan Document, immediately before and after giving effect to this Amendment and the matters and transactions contemplated hereby, is true and correct in all material respects on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
          SECTION 5. Reference to and Effect on the Credit Agreement and the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
          (b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment (and as contemplated to be amended, modified, supplemented, restated, substituted or replaced by this Amendment) are and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment (and as contemplated to be amended, modified, supplemented, restated, substituted or replaced by this Amendment).
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

          SECTION 6. Costs and Expenses. The Borrower agrees that all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder or in connection herewith (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent), are costs and expenses that the Borrower is required to pay or reimburse pursuant to Section 10.04 of the Credit Agreement.
          SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
          SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CRICKET COMMUNICATIONS, INC.
By	/s/ Amin Khalifa
	Name:	Amin Khalifa
	Title:	Chief Financial Officer

LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ Amin Khalifa
	Name:	Amin Khalifa
	Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent, as Lender
By	/s/ Kevin J. Sanders
	Name:	Kevin J. Sanders
	Title:	Vice President

Other Lenders:
,
[Please print name of lender]
as [a Lender][and][a Continuing Term Lender] [and] [an Additional Term B1 Lender]

By
Name:
Title:

[FORM OF LENDER SIGNATURE PAGE]